Exhibit 99.1

Republic Bank & Trust Company Announces an Agreement to Sell its Owensboro, Elizabethtown and Frankfort Banking Centers to Limestone Bank

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 25, 2019--Republic Bank & Trust Company (“Republic Bank”), a subsidiary of Republic Bancorp, Inc. (NASDAQ: RBCAA) (“Republic”), has entered into a definitive agreement to sell its four banking centers located in the Kentucky cities of Owensboro, Elizabethtown and Frankfort to Limestone Bank (“Limestone”), a subsidiary of Limestone Bancorp, Inc. (NASDAQ: LMST).

The agreement provides that Limestone will acquire loans, including credit cards, with balances of approximately $112 million as of June 30, 2019, and assume deposits with balances of approximately $153 million as of the same date, associated with the four banking centers. In addition, Limestone will acquire substantially all the fixed assets of these locations, which have a book value of $1.3 million as of June 30, 2019. Based on the current deposits, the all-in blended premium for the transaction is expected to be near 6% of the total deposits transferred. The final calculated premium will be primarily based on the trailing 10-day average amount of the deposits as of the closing date, as well as the branch location for the deposits. The transaction is subject to customary closing conditions, including regulatory approvals, and is anticipated to be completed in the fourth quarter of 2019.

“We at Republic Bank would like to extend our sincere thanks to all of our wonderful clients and associates in these four banking centers, and we are happy that Limestone has also agreed to make employment offers to the traditional branch associates as part of this transaction. While we will profoundly miss working with and serving the fine people in these markets, we are pleased that this transaction positions Republic to focus our capital and efforts on our many remaining markets and their surrounding areas in order to continue our exciting growth trajectory. All impacted banking center associates and clients can be assured that Republic and Limestone are both committed to a smooth transition,” commented Steve Trager, Chairman & CEO for Republic.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 45 full-service banking centers and two loan production offices throughout five states: 32 banking centers in 11 Kentucky communities - Covington, Crestview Hills, Elizabethtown, Florence, Frankfort, Georgetown, Lexington, Louisville, Owensboro, Shelbyville, and Shepherdsville; three banking centers in southern Indiana – Floyds Knobs, Jeffersonville, and New Albany; seven banking centers in six Florida communities (Tampa MSA) – Largo, Port Richey, St. Petersburg, Seminole, Tampa, and Temple Terrace and one loan production office in Oldsmar; two banking centers in Tennessee (Nashville MSA) – Cool Springs (Franklin) and Green Hills (Nashville), and one loan production office in Brentwood; and one banking center in Norwood (Cincinnati), Ohio. The Bank offers internet banking at www.republicbank.com. The Bank also offers separately branded, nation-wide digital banking at www.mymemorybank.com. The Company has $5.7 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions, including those regarding the amounts and the mix of deposits being sold to Limestone Bank. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Actual results could differ materially based upon factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2018. The Company undertakes no obligation to update any forward-looking statements. These forward-looking statements are made only as of the date of this release, and the Company undertakes no obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

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Contacts

Steve Trager
Chairman & Chief Executive Officer
(502) 584-3600